Exhibit (a)(1)(DDD)
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

ELAN CORPORATION, PLC
Plaintiff,	Case No. 13-cv-3758

v.	ORDER TO SHOW CAUSE FOR PRELIMINARY INJUNCTION, TEMPORARY RESTRAINING ORDER, AND EXPEDITED DISCOVERY
RP MANAGEMENT, LLC, ECHO PHARMA CQUISITION LIMITED, RPI US PARTNERS, LP, RPI US PARTNERS II, LP, RPI INTERNATIONAL PARTNERS, LP and RPI INTERNATIONAL PARTNERS II, LP,
Defendants.

Upon reading and filing the declaration of William F. Daniel, dated June 3, 2013, and the emergency affidavit of Gregory A. Markel, dated June 3, 2013, and the affidavit of Martin L. Seidel, dated June 3, 2013, and the exhibits annexed thereto, the memorandum of law in support of plaintiff Elan Corporation, plc’s (“Plaintiff”) order to show cause for preliminary injunction, temporary restraining order and expedited discovery, and upon the accompanying summons and complaint, and all other papers filed by Plaintiff, it is

ORDERED that defendants RP Management, LLC, Echo Pharma Acquisition Limited, RPI US Partners, LP, RPI US Partners II, LP, RPI International Partners, LP and RPI International Partners II, LP. (collectively, “Defendants”) show cause before the Honorable William H. Pauley III at Room 20B, United States Courthouse, 50 Pearl Street, New York, New York 10007, on June 11, 2013 at 2:00 p.m., or as soon thereafter as counsel may be heard, why an order should not be issued pursuant to Rule 65 of the Federal Rules of Civil Procedure enjoining Defendants from taking any further action to consummate Defendants’

tender offer to purchase all of the outstanding shares of Plaintiff, which is currently scheduled to close on June 6, 2013, unless and until (i) Defendants make full and complete corrective disclosures in compliance with the U.S. federal securities law, (ii) Plaintiff’s shareholders are given sufficient time to review and digest such disclosures, and (iii) Plaintiff is granted such other and further relief as this Court deems just and proper; and it is further

ORDERED that sufficient reason having been shown therefor, pending the hearing and determination of the application for a preliminary injunction, pursuant to Rule 65 of the Federal Rules of Civil Procedure, Defendants and their employees, officers, directors, attorneys, proxy solicitors, agents and representatives, and all persons purporting to act on their behalf, are temporarily restrained and enjoined from consummating or closing Defendants’ tender offer to purchase all of the outstanding shares of Plaintiff; and it is further

ORDERED that Plaintiff is authorized to conduct discovery in support of the preliminary injunction on Defendants and their employees, officers, directors, attorneys, financial advisors, investment bankers, proxy solicitors, agents and representatives, on an expedited basis as directed by this Court at the June 3, 2013 conference pursuant to Rules 26(d), 30(a) and 34(b) of the Federal Rules of Civil Procedure; and it is further

ORDERED that service by hand of this order to show cause, and the papers on which it is granted, and the summons and complaint, upon attorneys for Defendants (Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017) on or before 8:00 p.m. on June 3, 2013, shall be deemed good and sufficient service.

SO ORDERED: 6/3/13

/s/ William H. Pauley
WILLIAM H. PAULEY III U.S.D.J.